Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form N-2 of Investcorp Credit Management BDC, Inc. and Subsidiaries (the Company) of our report dated September 13, 2021, relating to the consolidated financial statements of the Company appearing in the Form 10-K of the Company for the year ended June 30, 2021. We also consent to the use in such registration statement of our report dated September 13, 2021 relating to the senior securities table of the Company appearing as an exhibit to the Form 10-K.

We also consent to the reference to our firm under the headings “Selected Financial Data”, “Senior Securities”, and Item 9 in the Form 10-K.

/s/ RSM US LLP

New York, New York

September 13, 2021